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                                                                   EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 24 day of May, 2000, is entered into by and between Corechange, Inc., a Delaware corporation with its principal place of business at 260 Franklin Street, Suite 1890, Boston, MA 02110 (the "Company"), and Mr. Charles F. Kane, residing at 8 Benson Road, Hopkinton, MA 01748 (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement and subject to the provisions of Section 4, for the period commencing on May 24, 2000 (the "Commencement Date") and ending on May 24, 2001; provided that the Employment Period shall automatically be extended upon its expiration for additional one-year periods unless either party shall provide written notice to the other at least 30 days prior to such expiration of its or his desire to terminate this Agreement upon its expiration (the "Employment Period").

         2. TITLE; CAPACITY. During the Employment Period, the Employee shall serve as Chief Financial Officer and Chief Operating Officer of the Company. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the President of the Company (the "President") or the Board of Directors of the Company (the "Board") consistent with his position as Chief Financial Officer and Chief Operating Officer. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the President or the Board shall from time to time reasonably assign to him consistent with his position as Chief Financial Officer and Chief Operating Officer.

         3. COMPENSATION AND BENEFITS.

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             3.1 SALARY. The Company shall pay the Employee, and has paid the
Employee since June 5, 2000, in accordance with the Company's standard payroll practices in effect from time to time, an annual base salary of $200,000.

             3.2 BONUS. For each calendar year of the Company, the Employee shall be entitled to receive a cash bonus, depending upon the achievement by the Employee and/or the Company of management and developmental goals and objectives to be set by the President, the Board and the Employee with respect to such calendar year. For the 2000 calendar year, the Company shall pay to the Employee a cash bonus of up to $100,000, depending upon the achievement by the Company of the revenue and Net Operating Loss amounts projected for the 2000 calendar year as set forth in the Company's Budget (the "Budget"), including $10,000 following the end of each of the third and fourth calendar quarters in the 2000 calendar year if the Company achieves the revenue and net operating loss amounts projected for such quarter in the Budget.

             3.3 FRINGE BENEFITS; VACATION. The Employee shall be entitled to participate in the benefit and fringe benefit programs afforded by the Company to its executives from time to time. The Employee shall be entitled to paid vacation in accordance with the Company's standard vacation policies in effect from time to time.

             3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the President consistent with the Employee's responsibilities as Chief Financial Officer and Chief Operating Officer.

             3.5 STOCK OPTIONS. In connection with the Employee's employment with the Company, the Employee received options to purchase 187,500 shares of Common Stock of the Company under the Company's 1997 Stock Incentive Plan (the "Plan") pursuant to the terms of a stock option agreement entered into by the Company and the Employee consistent with the Plan.

         4. EMPLOYMENT TERMINATION. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

             4.1 Expiration of the Employment Period in accordance with
Section 1.

             4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, "cause" for termination shall be deemed to exist solely upon (a) the occurrence of dishonesty or willful misconduct of the Employee (including, without limitation, any breach of the Invention Agreement (as defined below)),
(b) the refusal of the Employee to perform his reasonably assigned duties for the Company, which failure is not cured within 15 days after the giving of written notice to the Employee by the Company, or (c) the conviction of the Employee of, or the

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entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

             4.3 At the election of the Company, without cause, upon 30 days' prior written notice to the Employee.

             4.4 At the election of the Employee, with or without cause upon 30 days' prior written notice to the Company.

         5.  EFFECT OF TERMINATION.

             5.1 TERMINATION BY THE COMPANY FOR CAUSE. In the event the Employee's employment is terminated by the Company pursuant to Section 4.2, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 (other than any bonuses provided for in Section
3.2 for the calendar year or calendar quarter in which such termination is effective) through the last day of his actual employment by the Company.

             5.2 TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event the Employee's employment is terminated by the Company pursuant to Section 4.1 or 4.3, the Company shall pay or provide to the Employee the compensation and benefits otherwise payable to him under Section 3 (other than any bonuses provided for in Section 3.2 for the calendar year or calendar quarter in which such termination is effective) through the last day of his actual employment by the Company and shall make severance payments to the Employee at a monthly rate equal to one-twelfth of the annual base salary referred to in Section 3.1 to which the Employee was entitled on the effective date of such termination for a period of three months from the effective date of such termination.

         6. CONFIDENTIALITY; ASSIGNMENT OF INVENTIONS; NON-COMPETITION. The Employee acknowledges that he has, on or prior to the date of this Agreement, executed and delivered to the Company an Invention, Non-Disclosure and Non-Competition Agreement (the "Invention Agreement"). The Employee hereby affirms and ratifies his obligations thereunder.

         7. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above (and, in the case of any notice to the Company, with a copy to Peter Tarr, Esq., Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109), or at such other address or addresses of which either party shall notify the other in accordance with this Section 7.

         8. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         9. ENTIRE AGREEMENT. This Agreement and the Invention Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement and the Invention Agreement.

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         10. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

         11. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.

         12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided further however that the obligations of the Employee are personal and shall not be assigned by him.

         13. MISCELLANEOUS.

             13.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

             13.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

             13.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

             13.4 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                  CORECHANGE, INC.

                                  By: /s/ Ulf Arnetz
                                     ----------------------------------------
                                      Ulf Arnetz

                                  Title: President & Chief Executive Officer

                                  EMPLOYEE

                                     /s/ Charles F. Kane
                                  --------------------------------------------
                                  Charles F. Kane    5/24/2000






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